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                                                                    EXHIBIT 5.1




                     [ANDREWS & KURTH L.L.P. LETTERHEAD]


                                 July 1, 1997


Board of Directors
Union Texas Petroleum Holdings, Inc.
1330 Post Oak Blvd.
Houston, Texas 77056

Ladies and Gentlemen:

        We have acted as counsel to Union Texas Petroleum Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the obligations of the Company under the Company's Deferred Compensation Plan (the "Plan") to pay in the future the value of the deferred compensation accounts, as defined in the Plan, adjusted to reflect the performance, whether positive or negative, of the selected investment options during the deferral period, in accordance with the terms of the Plan (the "Obligations").

        As the basis for the opinions hereinafter expressed, we have examined such corporate records and documents, certificates of corporate and public officials and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

        Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that all necessary corporate proceedings have been taken to authorize the issuance of the Obligations, and all Obligations, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

        We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.


                                                Very truly yours,


1198/2325/2698                                  /s/ ANDREWS & KURTH L.L.P.